SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST SECURITY GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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November 24, 2008

TO THE SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.:

You are cordially invited to attend a Special Meeting of Shareholders of First Security Group, Inc., which will be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on December 18, 2008, at 9:00 a.m. local time.

The Special Meeting has been called for the following purposes:

(1)	To approve a proposal to amend First Security Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of Preferred Stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)	To grant management of First Security Group the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.

Passing the amendment to First Security’s Articles of Incorporation is necessary for First Security to participate in the U.S. Treasury’s TARP Capital Purchase Program. First Security and FSGBank are fundamentally sound. Both have solid capital ratios and good sources of liquidity. However, we believe it is important to be eligible to participate in this Program because of the future uncertainty of the national economy. According to the Philadelphia Federal Reserve Bank, the country is and has been in an economic recession. How long will this economic downturn last? We don’t know. We have applied to take the TARP Capital in an abundance of caution and believe that it is in the interest of our common stock shareholders to do so. We plan to use the additional capital to fund prudent loan growth and to further strengthen our capital position.

November 17, 2008 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting.

Enclosed are the Notice of Special Meeting, Proxy Statement, and Proxy. We hope you can attend the Special Meeting and vote your shares in person. On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed Proxy as soon as possible, even if you currently plan to attend the Special Meeting. We also offer telephone voting and Internet voting, as more particularly described in the attached Proxy Statement. Voting by telephone, Internet, or by returning a Proxy in the mail will not prevent you from voting in person at the Special Meeting but will assure that your vote is counted if you are unable to attend the Special Meeting.

If you have any questions about the Proxy Statement, please call or write us.

Sincerely,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

FIRST SECURITY GROUP, INC.

531 Broad Street

Chattanooga, Tennessee 37402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 18, 2008

Notice is hereby given that a Special Meeting of Shareholders of First Security Group, Inc. will be held at the corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Thursday, December 18, 2008, at 9:00 a.m. local time.

The Special Meeting has been called for the following purposes:

(1)	To approve a proposal to amend First Security Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of Preferred Stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)	To grant management of First Security Group the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.

The enclosed Proxy Statement explains the proposals in greater detail. We urge you to review these materials carefully.

Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Shareholders of record at the close of business on November 17, 2008 will be entitled to vote at the Special Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of Proxy Card that is solicited by the Board of Directors and promptly to mail the Proxy Card in the enclosed envelope or vote by telephone or over the Internet as described in the attached Proxy Statement. The Proxy Card will not be used if you attend and choose to vote in person at the Special Meeting.

By Order of the Board of Directors,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

November 24, 2008

PLEASE VOTE BY TELEPHONE OR INTERNET, OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD, OR VOTED BY TELEPHONE OR INTERNET.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.

DECEMBER 18, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the Special Meeting of Shareholders of First Security to be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Thursday, December 18, 2008, at 9:00 a.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” “we,” “us,” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.

The Special Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

These proxy materials were first mailed to our shareholders on or about November 24, 2008.

Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402, and our telephone number is (423) 266-2000.

Summary of Proposals

The proposals to be considered at the Special Meeting may be summarized as follows:

Proposal One.    To approve a proposal to amend First Security Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of Preferred Stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

Proposal Two.    To grant management of First Security the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

Additionally, the Special Meeting presents the opportunity to transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Special Meeting. To hold a vote on any proposal other than to adjourn the Special Meeting, a quorum must be present with respect to that proposal. A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. If a quorum is not present in person or by valid proxy, then the Special Meeting may be adjourned to another place, time, or date. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the amendment to First Security Group’s Articles of Incorporation (the “Amendment Proposal”), requires approval by a majority of the shares outstanding as of the Record Date and entitled to be voted at the Special Meeting.

Proposal Two, relating to the authority of First Security to adjourn the Special Meeting (the “Adjournment Proposal”), requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal.

Approval of any other matter properly presented for shareholder approval will require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the Special Meeting. If, however, any matter (other than the two proposals or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the Special Meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will have the effect of a vote against the Amendment Proposal but will have no effect on the Adjournment Proposal, or to our knowledge, on any other matter properly brought before the Special Meeting.

Record Date, Solicitation, and Revocability of Proxies

Our Board of Directors has fixed the close of business on November 17, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 16,419,883 shares of common stock issued and outstanding, which were held by approximately 1,190 holders of record.

Each copy of this Proxy Statement mailed to shareholders is accompanied by a Proxy Card with instructions for voting by mail, by telephone, or through the Internet. If voting by mail, you should complete and return the Proxy Card accompanying this Proxy Statement to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed Proxy Card instructions.

The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by doing any of the following:

•

submitting a written revocation prior to the Special Meeting to First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board;

•	submitting another proxy by mail, Internet, or telephone that is dated later than the original proxy; or

•	attending the Special Meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The shares represented by any Proxy Card that is properly executed and received by First Security in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the Proxy Card. If you execute your proxy but do not provide First Security with any voting instructions, then your shares will be voted “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the Special Meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless the proxy is marked specifically FOR the Adjournment Proposal.

Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to proposal(s) not voted on. Broker non-votes are included in determining the presence of a quorum.

First Security will pay the expenses of soliciting proxies for this Special Meeting. First Security has retained InvestorCom to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers, and employees of First Security may personally, or by telephone or other electronic means, solicit proxies for the Special Meeting from shareholders without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners. We will reimburse such record owners for their expense in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of First Security’s common stock as of September 30, 2008 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from September 30, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned(2)
Directors:
Rodger B. Holley	350,299	(3)	2.11%
J.C. Harold Anders	118,008	(4)	*
Randall L. Gibson	62,467	(5)	*
Carol H. Jackson	75,038	(6)	*
Ralph L. Kendall	46,064	(7)	*
William B. Kilbride	29,740	(8)	*
D. Ray Marler	168,747	(9)	1.03%
Lloyd L. Montgomery, III	174,688	(10)	1.06%

Executive Officers, who are not also a Director:
William L. Lusk, Jr.	125,514	(11)	*

All Current Directors and Executive Officers, as a Group (9 persons):	1,150,565		6.79%

Other 5% Shareholders:
Wells Fargo & Company(12)	877,538		5.23%
Sandler O’Neill Asset Management, LLC(13)	900,000		5.48%

*	Less than 1% of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts.

(2)	The percentage of our common stock beneficially owned was calculated based on 16,774,728 shares of common stock issued and outstanding as of September 30, 2008. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of September 30, 2008.
(3)	Includes 6,805 shares subject to a restricted stock award, 67,769 shares owned by an IRA for the benefit of Mr. Holley, 3,871 shares owned by Mr. Holley’s 401(k) account, and 327 shares owned by Mr. Holley’s child; also includes 208,989 shares that Mr. Holley has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(4)	Includes 17,150 shares that Mr. Anders has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(5)	Includes 4,675 shares that Mr. Gibson has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(6)	Includes 7,477 shares owned by Ms. Jackson’s spouse and 5,088 shares owned by an IRA for the benefit of Ms. Jackson; also includes 17,150 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(7)	Includes 3,777 shares owned by Mr. Kendall’s spouse; also includes 17,150 shares that Mr. Kendall has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(8)	Includes 17,150 shares that Mr. Kilbride has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(9)	Includes 17,150 shares that Mr. Marler has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(10)	Includes 3,830 shares subject to a restricted stock award, 3,885 shares owned by Mr. Montgomery’s 401(k) account, and 126,234 shares that Mr. Montgomery has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(11)	Includes 3,025 shares subject to a restricted stock award, 11,395 shares owned by an IRA for the benefit of Mr. Lusk, 3,566 shares owned by Mr. Lusk’s 401(k) account, and 1,458 shares owned by Mr. Lusk’s wife and children; also includes 97,929 shares that Mr. Lusk has the right to acquire by exercising options that are exercisable within 60 days after September 30, 2008.
(12)	The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163, and the Schedule 13G includes its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.
(13)	The Schedule 13D for Sandler O’Neill Asset Management, LCC (“SOAM”) includes Malta Partners, L.P. (“MP”), Malta Hedge Fund, L.P. (“MHF”), Malta Hedge Fund II, L.P. (“MHFII”), Malta Offshore, Ltd., (“MO”), Malta MLC Fund, L.P. (“MLC”), Malta MLC Offshore, Ltd. (“MLCO”), SOAM Holdings, LLC (“Holdings”), and Terry Maltese. The address for SOAM, MP, MHF, MHFII, MLC, Holdings, and Terry Maltese is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, Fifth Floor, New York, New York 10018. The address for MO and MLCO is c/o BYSIS Hedge Fund Services (Cayman) Limited, P.O. Box 30362 SMB, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

PROPOSAL 1: TO AMEND FIRST SECURITY GROUP’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

The Board has approved, subject to receiving shareholder approval, an amendment to First Security’s Articles of Incorporation to authorize a class of 10,000,000 shares of Preferred Stock, no par value (the “Preferred Stock”). A copy of the amendment is set forth in Appendix A to this Proxy Statement. The Articles of Incorporation currently authorize only shares of common stock. The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.

Provisions in a company’s articles of incorporation authorizing Preferred Stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of Preferred Stock and to determine by resolution the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of First Security and its shareholders. Authorization of the Preferred Stock will provide First Security with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of First Security’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of First Security more difficult. See “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”

The rights of the holders of First Security’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on First Security’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock.

To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of First Security, thereby diminishing the rights of the holders of common stock to distribution of First Security’s assets. To the extent that Preferred Stock is granted preemptive rights, it would entitle the holder to a preemptive right to purchase or subscribe for additional shares of First Security.

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the “Treasury”) in

connection with the Treasury’s recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below. Regardless of whether First Security ultimately issues Preferred Stock under the TARP Capital Purchase Program, the Board believes that approval of the proposed amendment to the Articles of Incorporation is in First Security’s best interests for the reasons described above.

The TARP Capital Purchase Program

On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The TARP Capital Purchase program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers.

Under the TARP Capital Purchase program, the Treasury will purchase senior preferred shares of senior Preferred Stock from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to the common stock. The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The senior preferred shares will be non-voting but will have voting rights on matters that could adversely affect the shares. After three years, the shares will be callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent will be required for any increase in common dividends per share or certain repurchases of common stock until the third anniversary of the date of this investment unless prior to such third anniversary either the Preferred Stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Preferred Stock to third parties.

If First Security participates in the TARP Capital Purchase Program, then we must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the senior Preferred Stock purchased by the Treasury. The exercise price of the warrants will be the market price of our common stock at the time of preliminary approval, calculated on a 20-trading day trailing average. If we sell the maximum amount of Preferred Stock authorized under the TARP Capital Purchase Program, then we estimate that warrants to purchase approximately 700 thousand shares of common stock would be issued. The amount of dilution will depend on the actual amount of capital received, the average price of our stock for the 20-day period prior to receiving approval, and the value of our stock upon the exercise of the warrants.

Also, if First Security participates in the Program, then we must adopt the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under this Program. To ensure compliance with these standards, within the time frame prescribed by the Treasury for the Capital Purchase Program, we plan to enter into agreements with its senior executive officers who would be subject to the standards. The executive officers would agree to, among other things, (1) “clawback” provisions relating to the repayment by the executive officers of incentive compensation based on materially inaccurate financial statements or performance metrics and (2) limitations on certain post-termination “parachute” payments. We anticipate that our senior executive officers will execute the agreements in the event that our participation in the Capital Purchase Program is approved.

See Appendix B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

First Security filed an application on November 10, 2008 in the TARP Capital Purchase Program seeking a $33.0 million investment. The minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets.

For First Security, the minimum amount would be approximately $11.2 million and the maximum amount would be approximately $33.4 million. If the Treasury were to deny our application or reduce the amount of capital available to us under the Capital Purchase Program, management does not believe that our liquidity, capital resources, or results of operations would be materially affected.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to First Security’s historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:

•	The issuance of Preferred Stock under Treasury’s Capital Purchase Program for $11.2 million and $33.4 million for the minimum and maximum investment, respectively, as defined by the Program,

•

The issuances of warrants to purchase approximately 232,000 and 696,000 shares of First Security common stock, respectively, for the minimum and maximum investment under the Capital Purchase Program, and

•	The investment of the proceeds in earning assets.

First Security presents unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in First Security’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock.

The information should be read in conjunction with First Security’s audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the proposed amendment to our Articles of Incorporation described in this Proxy Statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

First Security Group, Inc. and Subsidiary

Pro Forma Consolidated Balance Sheet

	Historical September 30, 2008
		Pro Forma Adjustments		Pro Forma
		Minimum	Maximum	Minimum	Maximum
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
ASSETS
Cash and due from banks	$26,822	$—	$—	$26,822	$26,822
Securities and other interest earning assets(1)	135,400	11,150	33,449	146,550	168,849
Loans, net of unearned	1,004,132	—	—	1,004,132	1,004,132
Other assets	115,659	—	—	115,659	115,659

TOTAL ASSETS	$1,282,013	$11,150	$33,449	$1,293,163	$1,315,462

LIABILITIES
Total deposits	$976,520	$—	$—	$976,520	$976,520
Borrowings	143,351	—	—	143,351	143,351
Other liabilities	13,611	—	—	13,611	13,611

TOTAL LIABILITIES	1,133,482	—	—	1,133,482	1,133,482

STOCKHOLDERS’ EQUITY
Preferred stock(2)	—	11,150	33,449	11,150	33,449
Common stock	114	—	—	114	114
Warrants(2), (3)	—	882	2,647	882	2,647
Discount on Preferred Stock(4)	—	(882)	(2,647)	(882)	(2,647)
Paid-in surplus	111,927	—	—	111,927	111,927
Unallocated ESOP shares	(3,856)	—	—	(3,856)	(3,856)
Retained earnings	36,487	—	—	36,487	36,487
Accumulated other comprehensive gain	3,859	—	—	3,859	3,859

Total Stockholders’ Equity	148,531	11,150	33,449	159,681	181,980

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,282,013	$11,150	$33,449	$1,293,163	$1,315,462

(1)	Assumes the Capital Purchase Program proceeds are invested in earning assets (consisting of agency guaranteed securities). The actual impact to net interest income would be different as First Security expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.
(2)	Consists of the minimum and maximum Preferred Stock issuance under the Treasury’s Capital Purchase Program. The value of the Preferred Stock and associated warrants are allocated based on the relative fair value of the warrants as compared to the fair value of the Preferred Stock. The Preferred Stock is valued using a discounted cash flow model. The warrants are valued under the Black-Scholes pricing model.
(3)	As described in Section titled “The TARP Capital Purchase Program,” the value of the warrants uses the following assumptions under the Black-Scholes pricing model: the First Security common stock price, dividend yield, stock price volatility, and the risk-free interest rate. The common stock price is based on a 20-day trading day trailing average as of November 17, 2008.
(4)	The discount on the Preferred Stock is amortized over a 5-year period via the effective yield method.

First Security Group, Inc. and Subsidiary

Pro Forma Consolidated Statements of Income

	Historical Twelve months ended December 31, 2007	Pro Forma Adjustments Twelve months ended December 31, 2007		Pro Forma Twelve months ended December 31, 2007

		Minimum	Maximum	Minimum	Maximum
		(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share data)
Income Statement Data:
Total interest income(1)	$83,523	$562	$1,686	$84,065	$85,209
Total interest expense	34,601	—	—	34,601	34,601

Net interest income	48,922	562	1,686	49,484	50,608
Provision for loan and lease losses	2,155	—	—	2,155	2,155

Net interest income after provision for loan and lease losses	46,767	562	1,686	47,329	48,453

Total noninterest income	11,300	—	—	11,300	11,300
Total noninterest expense	41,441	—	—	41,441	41,441

Income before income tax	16,626	562	1,686	17,188	18,312
Income tax expense(2)	5,270	197	590	5,467	5,860

Net income	11,356	365	1,096	11,721	12,452
Preferred stock dividends(3)	—	710	2,127	710	2,127

Net income available to common shareholders	$11,356	$(345)	$(1,031)	$11,011	$10,325

Net income per share:
Basic	$0.67	$(0.02)	$(0.06)	$0.65	$0.61
Diluted	$0.66	$(0.03)	$(0.07)	$0.63	$0.59
Dividends declared per common share	$0.20	$—	$—	$0.20	$0.20
Weighted average shares outstanding
Basic	16,959	—	—	16,959	16,959
Diluted(4)	17,293	76	227	17,369	17,520

(1)	Assumes the Capital Purchase Program proceeds are invested in earning assets (consisting of agency guaranteed securities with an assumed effective yield of 5.04%). The actual impact to net interest income would be different as First Security expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.
(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.
(3)	Consists of dividends of $558 thousand and $1.7 million for the minimum and maximum investments, respectively, on Preferred Stock at a 5% annual rate as well as $152 thousand and $455 thousand for the minimum and maximum investments, respectively, of accretion on discount on Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the Preferred Stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding First Security’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Preferred Stock is determined based on assumptions regarding the discount rate (market rate) of Preferred Stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in the Section titled “The TARP Capital Purchase Program,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 232,000 and 696,000 shares of First Security common stock, respectively, for the minimum and maximum investment under the Capital Purchase Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $7.21 (based on First Security’s trailing 20-day average share price as of November 17, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

First Security Group, Inc. and Subsidiary

Pro Forma Consolidated Statements of Income

	Historical Nine months ended September 30, 2008	Pro Forma Adjustments Nine months ended September 30, 2008		Pro Forma Nine months ended September 30, 2008
		Minimum	Maximum	Minimum	Maximum
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share data)
Income Statement Data:
Total interest income(1)	$58,251	$433	$1,300	$58,684	$59,551
Total interest expense	23,624	—	—	23,624	23,624

Net interest income	34,627	433	1,300	35,060	35,927
Provision for loan and lease losses	7,091	—	—	7,091	7,091

Net interest income after provision for loan and lease losses	27,536	433	1,300	27,969	28,836

Total noninterest income	9,007	—	—	9,007	9,007
Total noninterest expense	30,032	—	—	30,032	30,032

Income before income tax	6,511	433	1,300	6,944	7,811
Income tax expense(2)	1,838	152	455	1,990	2,293

Net income	4,673	281	845	4,954	5,518
Preferred stock dividends(3)	—	533	1,595	533	1,595

Net income available to common shareholders	$4,673	$(252)	$(750)	$4,421	$3,923

Net income per share:
Basic	$0.29	$(0.02)	$(0.05)	$0.27	$0.24
Diluted	$0.29	$(0.02)	$(0.05)	$0.27	$0.24
Dividends declared per common share	$0.05	$—	$—	$0.05	$0.05

Weighted average shares outstanding
Basic	16,087	—	—	16,087	16,087
Diluted(4)	16,243	27	82	16,270	16,325

(1)	Assumes the Capital Purchase Program proceeds are invested in earning assets (consisting of agency guaranteed securities with an assumed effective yield of 5.19%). The actual impact to net interest income would be different as First Security expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.
(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.

(3)	Consists of dividends of $419 thousand and $1.3 million for the minimum and maximum investments, respectively, on Preferred Stock at a 5% annual rate as well as $114 thousand and $341 thousand for the minimum and maximum investments, respectively, of accretion on discount on Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the Preferred Stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding First Security’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Preferred Stock is determined based on assumptions regarding the discount rate (market rate) of Preferred Stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
(4)	As described in the Section titled “The TARP Capital Purchase Program,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 232,000 and 696,000 shares of First Security common stock, respectively, for the minimum and maximum investment under the Capital Purchase Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $7.21 (based on First Security’s trailing 20-day average share price as of November 17, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

In addition to the pro forma condensed financial statements presented above, the following table shows our historical regulatory capital ratios as of September 30, 2008 for First Security Group, Inc and FSGBank, N.A. as well as pro forma ratios for the minimum and maximum investments under the Treasury’s Capital Purchase Program as if such investments had been made as of September 30, 2008. The minimum investment (1% of risk-weighted assets) is $11.2 million and the maximum investment (3% of risk-weighted assets) is $33.4 million.

Regulatory Capital Ratios	September 30, 2008 Actual	Pro Forma as of September 30, 2008 Assuming Sale of $11.2 million (minimum) of Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $33.4 million (maximum) of Preferred Stock Pursuant to the Program
First Security Group, Inc.
Tier I capital to risk adjusted assets	10.31%	11.20%	12.92%
Total capital to risk adjusted assets	11.48%	12.35%	14.05%
Leverage ratio	9.23%	10.03%	11.60%

FSGBank, N.A.
Tier I capital to risk adjusted assets	9.84%	10.48%	12.05%
Total capital to risk adjusted assets	11.00%	11.64%	13.19%
Leverage ratio	8.79%	9.37%	10.80%

Both First Security and FSGBank are “well capitalized” under regulatory guidelines as of September 30, 2008, even without issuing any Preferred Stock.

At September 30, 2008, First Security had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for us to apply for capital available under the TARP Capital Purchase Program because (i) it believes that the cost of capital under this program may be significantly lower than the cost of capital otherwise available to us at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s Program would provide First Security and FSGBank additional flexibility to meet future capital needs that may arise. Specifically, if we receive the $33.0 million of capital that we applied for under the Capital Purchase Program, then we plan to contribute $28.0 million to FSGBank and to retain the remainder of the proceeds at the parent-company level for general corporate purposes. If we receive the minimum $11.2 million available to us under the Program, we plan to contribute $8.0 million to FSGBank and retain the remainder of the proceeds at the parent-company level as described above. In either case, FSGBank plans to use the additional capital to fund prudent loan growth in its markets and to further strengthen its capital position.

Adoption of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the meeting.

The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN

THE SPECIAL MEETING IF NECESSARY

If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve the Amendment Proposal, then First Security’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Amendment Proposal.

In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against the Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the Special Meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of the First Security’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

The Board recommends that shareholders vote FOR the Adjournment Proposal.

ANTI-TAKEOVER PROVISIONS OF THE

ARTICLES OF INCORPORATION AND BYLAWS

Various anti-takeover protections for Tennessee corporations are set forth in the Tennessee Business Corporation Act, the Business Combination Act, the Control Share Acquisition Act, the Greenmail Act, and the Investor Protection Act. Because First Security’s common stock is registered with the SEC under the Securities Exchange Act of 1934, the Business Combination Act automatically applies to First Security unless the shareholders adopt a charter or bylaw amendment that expressly excludes First Security from the anti-takeover provisions of the Business Combination Act two years prior to a proposed takeover. The Board of Directors has no present intention of recommending such charter or bylaw amendment.

The Business Combination Act imposes a five-year standstill on transactions such as mergers, share exchanges, sales of significant assets, liquidations, and other interested party transactions between Tennessee corporations and “interested shareholders” and their associates or affiliates, unless the business combination is approved by the Board of Directors before the interested shareholder acquires 10% or more of the beneficial ownership of any class of the corporation’s voting securities. Thereafter, the transaction either requires a two-thirds vote of the shareholders other than the interested shareholder or must satisfy certain fair price standards.

The Business Combination Act also provides exculpatory protection for the Board of Directors in refusing to waive the protections afforded under the Business Combination Act and/or Control Share Act, or for resisting mergers, exchanges, tender offers, and similar transactions based on criteria other than price. A Tennessee corporation’s charter may specifically authorize the members of its board of directors, in the exercise of their judgment, to give due consideration to factors other than price and to consider whether a merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which the corporation operates, or any other relevant factor in the exercise of their fiduciary duty to the shareholders. First Security’s Articles of Incorporation authorizes our Board of Directors to take into consideration, in addition to price, the following factors in connection with a merger, tender offer, or other proposed business combination:

(a)	the business, financial condition, and earnings prospects of the acquiring person;

(b)	the competence, experience, and integrity of the acquiring person;

(c)	our prospects as an independent entity; and

(d)	the social and economic impact of the proposed transaction on us and our employees, depositors, loan and other customers, creditors, and the communities in which we operate.

The provisions of First Security’s Articles of Incorporation may have the effect of protecting us from unwanted takeover bids because the Board of Directors is permitted by the Articles of Incorporation to take into account in good faith all relevant factors in performing its duly authorized duties.

The Control Share Acquisition Act limits the voting rights of shares owned by a person above certain percentage thresholds (generally 20%) unless the noninterested shareholders of the corporation approve the acquisition of additional shares by the interested shareholder above the designated threshold. However, the Control Share Acquisition Act applies only to corporations whose articles of incorporation or bylaws contain an express declaration that control share acquisitions are to be governed by the Control Share Acquisition Act. In addition, the articles of incorporation or bylaws may specifically provide for the redemption of the control shares (shares in excess of the designated threshold) or appraisal rights for dissenting shareholders in a control share transaction. Neither First Security’s Articles of Incorporation nor its Bylaws currently contain a provision that subjects First Security to the provisions of the Control Share Acquisition Act, and the Board of Directors has no present intention of adopting any such bylaw amendment. However, the Board of Directors could adopt such a bylaw amendment at any future time by majority vote based on facts and circumstances then present.

The Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Greenmail Act, First Security may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by First Security or First Security makes an offer, of at least equal value per share, to all shareholders of such class.

The Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the person beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. The Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the target company, pursuant to its certificate of incorporation, on a merger, consolidation, or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Investor Protection Act are tender offers that are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company, and include full disclosure of all terms.

The provisions described above, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, First Security believes that such provisions are advantageous to the shareholders in that these provisions will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our Board of Directors.

SHAREHOLDER PROPOSALS AND OTHER SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Security’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Security at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 23, 2008 for next year’s annual meeting. The persons named as proxies in First Security’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to William L. (Chip) Lusk, Jr., Secretary of the Board of First Security at First Security’s principal office at 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the Securities and Exchange Commission (“SEC”) allow First Security to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

The following items in documents filed by First Security with the SEC are incorporated by reference into this proxy statement:

•	Items 7, 7A, 8, and 9 of First Security Group’s Annual Report on Form 10-K for the Year Ended December 31, 2007; and

•	Items 1, 2, and 3 of First Security Group’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

A copy of any of the documents referred to above will be furnished, without charge, by writing to First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board. The documents referred to above are also available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

First Security is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of the independent registered public accounting firm for First Security is made by the Audit/Corporate Governance Committee of the Board of Directors. Joseph Decosimo and Company, PLLC serves as First Security’s independent registered public accounting firm. Representatives from Joseph Decosimo and Company, PLLC will be present at the Special Meeting.

OTHER MATTERS

Management of First Security does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

November 24, 2008

Appendix A

AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

FIRST SECURITY GROUP, INC.

Section 2.1 of the Articles of Incorporation of First Security Group, Inc. (the “Corporation”) is hereby amended by deleting Section 2.1 in its entirety and inserting in lieu thereof a new Section 2.1 as follows:

Section 2.1

(a) The total number of shares of capital stock that the corporation is authorized to issue is Sixty Million (60,000,000) shares, divided into Fifty Million (50,000,000) shares of common stock, $0.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, no par value (the “Preferred Stock”).

(b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Section, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Tennessee to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences, and limitations of that series.

A-1

Appendix B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory

Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual Preferred Stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions

on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive

Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 2008

The undersigned shareholder of First Security Group, Inc. (the “Company”) hereby appoints Rodger B. Holley and William L. Lusk, Jr., or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on Thursday, December 18, 2008, at 9:00 a.m., local time, at the Company’s corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote, as directed on this proxy, on the proposals set forth in the notice of the special meeting and proxy statement. The Proxies are authorized to vote at their discretion as to any other business which may come properly before the special meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FIRST SECURITY GROUP, INC. – SPECIAL MEETING, DECEMBER 18, 2008

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 1-866-265-2402 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/fsgi and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 2008

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROPOSAL 1: To approve a proposed amendment to the Company’s Articles of Incorporation authorizing a class of ten million (10,000,000) shares of Preferred Stock, no par value, as set forth in Appendix A to the Proxy Statement.	PROPOSAL 2: To authorize management of the Company to adjourn the Special Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Special Meeting.

FOR _____ AGAINST _____ ABSTAIN _____	FOR _____ AGAINST _____ ABSTAIN _____

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to date and sign this proxy card in the box below _________________________ _____________ Sign above Date

Mark here if you plan to attend the meeting _____________

Mark here for address change and note change ___________

__________________________________________________

__________________________________________________

__________________________________________________

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTION BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., December 18, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., December 18, 2008: 1-866-265-2402	Vote by Internet anytime prior to 3 a.m., December 18, 2008 go to: http://www.proxyvotenow.com/fsgi

Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

YOUR VOTE IS IMPORTANT!